Exhibit 10.25

Aileron Therapeutics

Consulting Agreement

This Consulting Agreement (the “Agreement”), made this 30th day of September, 2018, is entered into by Aileron Therapeutics, Inc., a Delaware corporation (the “Company”), and John P. Longenecker, an individual residing at 1436 Tres Hermanas Way, Encinitas, CA, 92024 (the “Consultant”).

WHEREAS, the Company and the Consultant desire to establish the terms and conditions under which the Consultant will provide services to the Company following the termination of the Consultant’s employment relationship with the Company on the date hereof.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1.Services.  The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time [by the Company][by the Chief Executive Officer of the Company], including advising the Company’s Chief Executive Officer on business matters, including but not limited to, corporate governance, business strategies, financing strategies, intellectual property, business development and investor relations. The Consultant shall not be obligated to perform services hereunder for more than four days in any calendar month unless otherwise agreed by the Company and the Consultant.

2.Term.  This Agreement shall commence upon the termination of the Consultant’s employment with the Company, which shall terminate on the date hereof, and shall continue until December 31, 2018 (such period, as it may be extended or sooner terminated in accordance with the provisions of Section 4, being referred to as the “Consultation Period”).

3.Compensation.

3.1Consulting Fees.  The Company shall pay to the Consultant a consulting fee of $12,000 per month payable in arrears on the last day of each calendar month (it being understood that the consulting fee for the period from September 30, 2018 to October 31, 2018 shall be $12,000). Payment for any partial month shall be prorated.

3.2Expenses. The Company shall reimburse the Consultant for all reasonable and necessary documented out of pocket expenses incurred or paid by the Consultant in connection with, or related to, the performance of Consultant’s services under this Agreement.  The Consultant shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of the expenses incurred on behalf of the Company pursuant to this Agreement in the previous month.  The Company shall pay to the Consultant amounts shown on each such statement within thirty (30) days after receipt thereof.  Notwithstanding the foregoing, the Consultant shall not incur total expenses in excess of $500.00 per month without the prior written approval of the Company.

3.3Benefits.  The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, medical or pension payments, made available to employees of the Company.

4.Termination.  This Agreement may be terminated at any time in the following manner: (a) by either the Company or the Consultant upon not less than fifteen (15) days prior written notice to the other party; (b) by the non-breaching party, upon twenty-four (24) hours prior written notice to the breaching party if one party has materially breached this Agreement; or (c) at any time upon the mutual written consent of the parties hereto.  In the event of termination, the Consultant shall be entitled to payment for services performed prior to the effective date of termination that have not been previously paid.  Such payment shall constitute full settlement of any and all claims of the Consultant of every description against the Company.  Notwithstanding the foregoing, the Company may terminate this Agreement effective immediately by giving written notice to the Consultant if the Consultant breaches or threatens to breach any provision of Section 7 of this Agreement or the Confidentiality, Inventions, and Restrictive Covenant Agreement previously executed by the Consultant for the benefit of the Company (the “Confidentiality, Inventions, and Restrictive Covenant Agreement”).

5.Cooperation.  The Consultant shall use Consultant’s best efforts in the performance of Consultant’s obligations under this Agreement.  The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform Consultant’s obligations hereunder.  The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property.

6.Invention, Non-Disclosure, Non-Competition and Non-Solicitation Obligations. The Consultant acknowledges and reaffirms his obligations under the Confidentiality, Inventions, and Restrictive Covenant Agreement, which obligations shall remain in full force and effect during the Consultation Period as if the Consultant were an employee of the Company during such period, other than those obligations set forth under the captains “Employment Period Non-Compete” and “Non-Solicitation and Non-Interference”, which obligations shall terminate as of the date hereof.

7.Non-Solicitation. During the Consultation Period and ending on September 30, 2020, the Consultant shall not, either alone or in association with others, (i) solicit, or permit any organization directly or indirectly controlled by the Consultant to solicit, any employee of the Company to leave the employ of the Company; and/or (ii) solicit or permit any organization directly or indirectly controlled by the Consultant to solicit any person who is employed or engaged by the Company.

8.Other Agreements; Warranty.

8.1The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Consultant’s consultancy with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party.  The Consultant further represents that Consultant’s performance of all the terms of this Agreement and the performance of the services as a consultant of the Company do not and will not breach any agreement with any third party to which the Consultant is a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

8.2The Consultant hereby represents, warrants and covenants that Consultant has the skills and experience necessary to perform the services, that Consultant will perform said services in a professional, competent and timely manner, that Consultant has the power to enter into this Agreement and that Consultant’s performance hereunder will not infringe upon or violate the rights of any third party or violate any federal, state or municipal laws.

9.Independent Contractor Status.

9.1The Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company.  The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

9.2The Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the services.  In performing the services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant’s control, and the Company will rely on the Consultant to put in the amount of time necessary to fulfill the requirements of this Agreement.  The Consultant will provide all equipment and supplies required to perform the services.  The Consultant is not required to attend regular meetings at the Company.  However, upon reasonable notice, the Consultant shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.

9.3In the performance of the services, the Consultant has the authority to control and direct the performance of the details of the services, the Company being interested only in the results obtained.  However, the services contemplated by the Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.

9.4The Consultant shall not use the Company’s trade names, trademarks, service names or service marks without the prior approval of the Company.

9.5The Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security Ftaxes in connection with this Agreement and for maintaining adequate workers’ compensation insurance coverage.

10.Non-Exclusivity.  The Consultant retains the right to contract with other companies or entities for Consultant’s consulting services without restriction [provided, that during the Consultation Period, the Consultant will not, without the Company’s prior written consent, directly or indirectly become employed or other engaged in any capacity (including without limitation as a principal, employee, consultant, partner or stockholder) with any business or enterprise that is competitive with the Company's business, including, but not limited to, any business or enterprise that develops, manufactures, designs, licenses, produces, markets, sells or renders any product or service competitive with any product or service developed, manufactured, designed, licensed, produced, marketed, sold or rendered by the Company or planned to be developed, manufactured, designed, licensed, produced, marketed, sold or rendered by the Company].

11.Remedies.  The Consultant acknowledges that any breach of the provisions of Sections 6, 7 or 10 of this Agreement or the provisions of the Confidentiality, Inventions, and Restrictive Covenant Agreement may result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone.  The Consultant agrees, therefore, that, in addition to any other remedy the Company may have, the Company shall be entitled to enforce the specific performance of this Agreement and Confidentiality, Inventions, and Restrictive Covenant Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

12.Indemnification.  The Consultant shall be solely liable for, and shall indemnify, defend and hold harmless the Company and its successors and assigns from any claims, suits, judgments or causes of action initiated by any third party against the Company where such actions result from or arise out of the services performed by the Consultant under this Agreement.  The Consultant shall further be solely liable for, and shall indemnify, defend and hold harmless the Company and its successors and assigns from and against any claim or liability of any kind (including penalties, fees or charges) resulting from the Consultant’s failure to pay the taxes, penalties, and payments referenced in Section 9.5 of this Agreement.  The Consultant shall further indemnify, defend and hold harmless the Company and its successors and assigns from and against any and all loss or damage resulting from any misrepresentation, or any non‑fulfillment of any representation, responsibility, covenant or agreement on Consultant’s part, as well as any and all acts, suits, proceedings, demands, assessments, penalties, judgments of or against the Company relating to or arising out of the activities of the Consultant and the Consultant shall pay reasonable attorneys’ fees, costs and expenses incident thereto.

13.Notices.  All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 13.

14.Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

15.Entire Agreement.  Except as provided herein, this Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. The parties agree that the Consultant’s employment relationship with the Company be and hereby is terminated effective on the date hereof.

16.Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

17.Non-Assignability of Contract.  This Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of Consultant’s rights or delegate any of Consultant’s duties without the express written consent of the Company.  Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

18.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

19.Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Consultant are personal and shall not be assigned by Consultant.

20.Interpretation.  If any restriction set forth in this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

21.Survival.  Sections 4 through 22 shall survive the expiration or termination of this Agreement.

22.Miscellaneous.

22.1No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

22.2The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

22.3In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date and year first above written.

COMPANY:

AILERON THERAPEUTICS, INC.

By:	/s/ Manuel Aivado
Name: Manuel Aivado
Title: President & CEO

CONSULTANT:

/s/ John Longenecker
Name: John Longenecker

December 17, 2018

John P. Longenecker, Ph.D.

1436 Tres Hermanas Way

Encinitas, CA 92024

Dear John,

Reference is made to that certain Consulting Agreement between Aileron Therapeutics, Inc. (the “Company”) and you, dated September 30, 2018 (the “Consulting Agreement”). This letter will confirm our agreement that the Consulting Period (as defined in the Consulting Agreement) shall be extended to June 30, 2019, subject to further extension or earlier termination in accordance with the Consulting Agreement.

All other terms and conditions of the Consulting Agreement will remain in full force and effect.

Please acknowledge your agreement with this letter by signing below and returning a copy to me by fax or PDF.

Sincerely,

Aileron Therapeutics, Inc.

/s/ Manuel Aivado, M.D., Ph.D.
Manuel Aivado, M.D., Ph.D.
President and Chief Executive Officer

Agreed and acknowledged:

/s/ John P. Longenecker

John P. Longenecker

490 Arsenal Way, Watertown, MA 02472 . P: 617 995 0900 .  F: 617 995 2410   . www.aileronrx.com